Exhibit 5.1

Suite 900  607 14th St., NW

Washington DC 20005-2018

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direct dial 202 508 5825
direct fax 202 204 5600
June 11, 2012	akaslow@kilpatricktownsend.com

Pulaski Financial Corp.

12300 Olive Boulevard

Creve Coeur, MO 63141

Ladies and Gentlemen:

We have acted as counsel to Pulaski Financial Corp., a Missouri corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof. The Registration Statement relates to the proposed offer and sale from time to time by the selling securityholder identified in the Registration Statement of 32,538 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, $0.01 par value per share (the “Preferred Stock”), of the Company and a warrant to purchase 778,421 shares of common stock (the “Warrant”) and any shares of the Company’s common stock issuable upon exercise of the Warrant (the “Warrant Shares”).

The Preferred Stock and Warrant were issued pursuant to a Letter Agreement, dated as of January 16, 2009 (the “Letter Agreement”), between the Company and the United States Department of the Treasury, including the Securities Purchase Agreement — Standard Terms incorporated therein (the “Standard Terms”), the Annexes to the Standard Terms and the Schedules to the Letter Agreement (collectively, the “Securities Purchase Agreement”).

In rendering this opinion, we have reviewed the following documents: (i) the Registration Statement; (ii) the Securities Purchase Agreement; (iii) the Articles of Incorporation of the Company, as amended to date; (iv) the Certificate of Designations of the Preferred Stock; (v) the Bylaws of the Company, as amended to date; (vi) the form of certificate representing the Preferred Stock; and (vii) the Warrant.

In addition, we have reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the Securities and the filing of the Registration Statement.  We have also examined originals or copies of such documents and have conducted such investigations of law as we have deemed necessary or advisable for purposes of our opinion.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all

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documents and instruments submitted to us as originals, and the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies.

In connection with this opinion, we have assumed that the Company will continue to be incorporated and in good standing under the General and Business Corporation Law of Missouri.  We further assume that the appropriate action will be taken, prior to the offer and sale of the Securities, to register and qualify the Securities for sale under all applicable state securities or “blue sky” laws.

Based on the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

(a)           the shares of Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable;

(b)           The Warrant has been duly authorized and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity; and

(c)           The Warrant Shares have been duly authorized and upon issuance in connection with the exercise of the Warrant in accordance with the terms thereof, including payment to the Company of the exercise price for such shares in full, such Warrant Shares will be validly issued, fully paid and non-assessable.

This opinion is based as to matters of law solely on the laws of the State of Missouri.  We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other state or jurisdiction.

The foregoing opinions are limited to matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.  The foregoing opinions are given as of the date hereof, and we undertake no obligation to advise you of any changes in applicable laws after the date hereof or of any facts that might change the opinions expressed herein that we may become aware of after the date hereof.  It is understood that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm’s name therein. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

KILPATRICK TOWNSEND & STOCKTON LLP

By:	/s/ Aaron M. Kaslow
Aaron M. Kaslow, a Partner